Exhibit 99.1

SAN DIEGO, May 28, 2013 (GLOBE NEWSWIRE) -- Royale Energy, Inc. (ROYL) today announced that it has completed an agreement with Rampart Energy Ltd of Australia (RTD.AX) for the development of a portion of Royale's Alaska North Slope property. Under the terms of this agreement Rampart may earn up to 75% Working Interest in Royale's Western and Central acreage position, upon completion of a work program that includes seismic and drilling commitments.

The North Slope of Alaska is a prolific oil province and home to the largest oilfield in the United States; Prudhoe Bay (50 billion barrels of Original Oil In Place). Both conventional and resource potential exists within the agreement area. Conventional prospectivity is demonstrated by proximity to the Moose Tooth resource, estimated to be up to 600mmboe, which is less than 10 miles to the North West. Based on information available, the prospective Jurassic sands which host this resource appear likely to extend into the area to be jointly explored.

The unconventional oil prospectivity of the region is highlighted by the USGS ranking this, as having the second highest estimated recoverable oil resource domestically, behind only the Bakken Shale.

Managing Director and Chief Executive Officer of Rampart Energy Limited, Mr. Torey Marshall commented, "It is a rare pleasure to be able to provide shareholders with exposure to such a highly prospective area, with a highly attractive fiscal framework, and a reputable partner such as Royale."

"We are excited to join with Rampart, in one of the most significant shale plays in the US," said Royale's Co-Chief Executive Officer, Stephen Hosmer. "This is a key milestone in Royale's plans for development of a majority of our total 91,000 acre, Alaska North Slope position."

Forward Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company's actual results to differ materially from those in the "forward-looking" statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:

Royale Energy, Inc.
Chanda Idano, Director of Marketing & PR
619-881-2800
chanda@royl.com
http://www.royl.com